AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT, effective as of May 1, 2026 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated October 5, 2018, as amended, (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and Russell Investments Implementation Services, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”).

WHEREAS, pursuant to the Agreement, the Sub-Adviser has been retained to provide, when needed, certain interim investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Parties desire to amend Appendix A of the Agreement to change the name of a series of the Trust, the Tax Aware Ultra-Short Duration Fund, to the Fund’s new name, the Tax Aware Intermediate Duration Fund (the “Fund”) and add two new sleeves of the Fund (hereinafter together, the “Fund”); and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

W I T N E S S E T H:

1.	The Parties hereby agree that Appendix A of the Agreement is hereby replaced in its entirety with Appendix A attached hereto, to become effective on the date first written above.

2.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories effective as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:
Name:	Gregory McNeil
Title:	Managing Director

RUSSELL INVESTMENTS IMPLEMENTATION SERVICES, LLC

By:
Name:	Travis Bagley
Title:	Senior Director, Global Head of Transition Management